Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION. THIS NOTE MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED UNDER THE ACT AND UNDER THE LAWS OF THE STATES WHERE EACH SALE IS MADE, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS IS AVAILABLE IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER.

FORM OF CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, ______________, a company formed under the laws of the State of Israel (the “Borrower”), hereby promises to pay to Mandragola Ltd. a company formed under the laws of the State of Israel (the “Holder”), the aggregate principal amount of the Loan (as defined below) which is outstanding from time to time and evidenced hereby as set forth below.

Upon at least two (2) business days’ prior written notice to the Holder, the Borrower may borrow from the Holder, and the Holder shall advance to the Borrower, such amount that is so requested by the Borrower; provided, however, that the aggregate principal amount outstanding under this Note shall not exceed $2,000,000.00 at any given time and the Holder shall not be obligated to make any advances if an Event of Default has occurred and is continuing. The principal amount borrowed and outstanding under this Note is sometimes referred to herein as the “Loan”.

The Loan is being made in connection with the transactions contemplated by the Agreement dated as of May 13, 2026 (the “Credit Agreement”) between BiomX Inc., a Delaware corporation (“BiomX”), and Holder.

The outstanding amount of the Loan shall be due and payable on or before May 13, 2029 (the “Maturity Date”).

Upon the occurrence and during the continuance of any Event of Default (as defined in the Credit Agreement), the amounts then due and payable under this Note (including the entire principal if such payments are accelerated at the election of the Holder) shall bear interest equal to the lesser of (a) the maximum amount permitted to be charged under applicable law or (b) fifteen (15%) percent per annum from the due date thereof until paid in full or such Event of Default has been cured or waived (the “Default Interest Rate”).

The following additional terms shall apply to this Note:

ARTICLE I

GENERAL

1.1  Interest Rate. Interest on the outstanding amount of the Note shall accrue at the simple annual interest rate of 12%.

1.2 Payment Records. The amount, date and unpaid balance of the Loan shall be as evidenced by the applicable books and records of the Holder, which shall be conclusive evidence thereof in the absence of manifest error. The Holder is hereby authorized to endorse such particulars of the Loan on the grid attached hereto.

1.3 Payment on Non-Business Day. If this Note, or any payment hereunder, falls due on a Saturday, Sunday or a public holiday in Israel, this Note shall fall due or such payment shall be made on the next succeeding business day.

1.3 Cost of Collection. If any payment due hereunder is not paid when due, the Borrower agrees to pay all costs of collection, including attorney’s fees, all of which shall be added to the amount due hereunder, such charges to bear interest at the Default Interest Rate. In addition, if this Note is referred by Holder to any attorney for collection, the Borrower shall pay all attorney fees incurred by Holder therefor.

1.5 Prepayment. The Borrower may prepay all or part of this Note without penalty or premium.

ARTICLE II

CONVERSION

2.1 Conversion Right; Conversion Price. The Holder may elect at any time to convert all or any portion of the unpaid principal balance of the Note and all accrued and unpaid interest thereon into shares of the common stock of BiomX (the “Common Stock”) at a price per share equal to the Conversion Price of a share of Common Stock on the Trading Market (such per share conversion price being the “Conversion Price” and such shares referred to as the “Conversion Stock”), subject to adjustment as herein provided, upon written notice to the Company of Holder’s election to convert any portion of such unpaid principal balance.

As used herein, “Conversion Price” shall be the closing price of the Common Stock on the Trading Market on the trading day immediately preceding the delivery of notice by the Holder of its desire to convert the outstanding amount of the Note. Conversion Stock shall be issued as book entry shares and no physical certificates shall be issued. No fractional shares of Conversion Stock shall be issued upon conversion of this Note. In lieu of such fractional shares, the Company shall round to the nearest share with each half share rounded up to the nearest share. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: OTC Markets, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2.2 Exchange Cap. Notwithstanding any other provision of this Note, in no event shall the aggregate number of shares of Common Stock issued upon conversion of this Note, when aggregated with shares of Common Stock issued in any related issuance (including the conversion of any other promissory note or convertible instrument issued by the Borrower), exceeds 19.99% of the outstanding Common Stock, unless and until BiomX obtains the requisite stockholder approval under NYSE American. If needed, BiomX covenants to use commercially reasonable efforts to obtain such stockholder approval as promptly as practicable following the date of this Note.

2.3  Form of Conversion Stock; Legend. Conversion Stock shall be issued as book-entry shares (no physical certificates) and shall bear a customary restrictive legend reflecting that the Conversion Stock is being issued in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Holder that:

3.1.1 Organization, Good Standing and Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

3.1.2 Authorization. All organizational action on the part of the Borrower, its officers and directors necessary for the authorization, execution and delivery of this Note and the performance of all obligations of the Borrower hereunder has been taken and the Note constitutes valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.

3.1.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Borrower is required in connection with the consummation of the transactions contemplated by this Note.

3.1.4 Compliance with Other Instruments. The Borrower is not in violation or default of any provisions of its Articles of Incorporation or By-laws or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Borrower. The execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Borrower.

3.2 Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Borrower and BiomX that:

3.2.1 Organization, Good Standing and Qualification. The Holder is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel.

3.2.2 Authorization. All organizational action on the part of the Holder, its officers and directors necessary for the authorization, execution and delivery of this Note and the performance of all obligations of the Holder hereunder has been taken and the Note constitutes valid and legally binding obligations of the Holder, enforceable against the Holder in accordance with its terms.

3.2.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Holder is required in connection with the consummation of the transactions contemplated by this Note.

3.2.4 Compliance with Other Instruments. The Holder is not in violation or default of any provisions of its Articles of Incorporation or By-laws or of any material instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Holder. The execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Holder.

3.2.5 Securities Representations. The Holder (a) is an “accredited investor”, as defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring this Note (and any Conversion Stock issued hereunder) for its own account, for investment purposes only, and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act; (c) has access to such information concerning BiomX as it deems necessary, including the filings made by BiomX with the U.S. Securities and Exchange Commission, and has had the opportunity to ask questions of BiomX’s management; (d) is able to bear the economic risk of the investment, including a complete loss thereof; and (e) understands that this Note (and any Conversion Stock) constitute restricted securities under Rule 144 of the Securities Act and will bear a customary restrictive legend.

ARTICLE IV

MISCELLANEOUS

4.1 Adjustments to Conversion Price. Without limiting any provision hereof, if BiomX at any time on or after the date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without Limiting any provision hereof, if Borrower at any time on or after the date hereof combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 4.1 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 4.1 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

4.2 Failure or Indulgency Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.3 Notices. All notices or other communications given or made hereunder shall be in writing and shall be deemed delivered the day such notice is delivered by personal service or mailed by overnight courier to the party to receive the same at its last known address or to such other address as either party shall hereafter give to the other by notice duly made under this Section 4.3.

4.4 Amendment. This Note shall only be amended by a writing signed by both parties hereto.

4.5 Assignability. The Borrower may not assign the rights and obligations under this Note to a third party without the prior written consent of the Holder. The Holder may assign its rights hereunder without the prior consent of the Borrower. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5 Governing Law. This Note has been executed in and shall be governed by the internal laws of the State of Israel, without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties have caused this Note to be signed in its name by its duly authorized officer on this ____ day of ________.

[BORROWER]

By:
Name:
	Title:	President

MANDRAGOLA LTD.

By:
Name:
Title:

GRID for PROMISSORY NOTE

Date	Amount Advanced